Exhibit 3.3

Execution Version

SEVENTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PLAINS ALL AMERICAN GP LLC

dated as of November 15, 2016

i

8.11	Governing Law; Consent to Jurisdiction and Venue	10

ii

SEVENTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
PLAINS ALL AMERICAN GP LLC

THIS SEVENTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Plains All American GP LLC, a Delaware limited liability company (the “Company”), is made and entered into as of November 15, 2016, by Plains GP Holdings, L.P., a Delaware limited partnership (“PAGP”) and the sole member of the Company.

WHEREAS, the Company was formed on May 21, 2001 as a limited liability company under the Act (as defined herein) by the filing of the Certificate (as defined herein);

WHEREAS, 100% of the membership interests of the Company are held by PAGP;

WHEREAS, the Company holds (a) a non-economic general partner interest in Plains AAP, L.P., a Delaware limited partnership (“AAP”) and (b) 1,007,719 Class A Units of AAP; and

WHEREAS, PAGP desires to amend and restate the Sixth Amended and Restated Limited Liability Company Agreement of the Company, as amended, in its entirety with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties amend and restate the Sixth Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 21, 2013, and agree as follows:

ARTICLE 1
DEFINITIONS

As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

“AAP” has the meaning set forth in the recitals hereto.

“AAP Partnership Agreement” means the Eighth Amended and Restated Limited Partnership Agreement of AAP, dated as of the date hereof, as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as amended from time to time.

“Agreement” has the meaning set forth in the preamble hereof, as such may be amended, modified, supplemented or restated from time to time.

“Certificate” means the Certificate of Formation of the Company filed with the Secretary of State of Delaware, as amended, modified, supplemented or restated from time to time.

“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning set forth in the preamble hereof.

“Company Group” means each of the Company and its Subsidiaries, but excluding the MLP and its Subsidiaries.

“Conflicts Committee” means a committee appointed by the Sole Member pursuant to Section 5.2 that satisfies the requirements for a “Conflicts Committee” as set forth in the definition of such term in the MLP Partnership Agreement.  Notwithstanding the foregoing, an individual shall not be disqualified from serving on the Conflicts Committee by virtue of such individual also serving as a director on the Holdings GP Board (or the governing body of any successor of Holdings GP).

“Conflicts Committee Member” has the meaning set forth in Section 5.2(a).

“Existing Owners” has the meaning set forth in the Holdings GP LLC Agreement.

“Group Member” means a member of the Company Group.

“Holdings GP” means PAA GP Holdings LLC, a Delaware limited liability company and the general partner of PAGP.

“Holdings GP Board” means the Board of Directors of Holdings GP.

“Holdings GP LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Holdings GP, dated as of the date hereof, and as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Indemnitee” means (a) the Sole Member, (b) any Existing Owner, (c) any Qualifying Interest Holder, (d) any Person who is or was an Affiliate of the Sole Member, any Existing Owner or any Qualifying Interest Holder, (e) any Person who is or was a managing member, manager, general partner, director, officer, fiduciary, agent or trustee of any Group Member, the Sole Member, any Existing Owner or any Qualifying Interest Holder or any Affiliate of any Group Member, the Sole Member, any Existing Owner or any Qualifying Interest Holder, (f) any Person who is or was serving at the request of the Sole Member, any Existing Owner or any Qualifying Interest Holder or any Affiliate of the Sole Member, any Existing Owner or any Qualifying Interest Holder as a member, manager, partner, director, Conflicts Committee Member, officer, fiduciary, agent or trustee of another Person in furtherance of the business of any Group Member; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (g) any Person the Sole Member designates as an “Indemnitee” for purposes of this Agreement.

“Membership Interest” means the entire limited liability company interest of the Sole Member in the Company and all rights and interests in the Company associated therewith, all as provided in this Agreement and the Act.

“MLP” means Plains All American Pipeline, L.P., a Delaware limited partnership.

“MLP Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of the MLP, dated as of the date hereof, as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Officer” has the meaning set forth in Section 5.5.

“Organizational Documents” means any certificate of formation, certificate of limited partnership, limited liability company agreement, limited partnership agreement or similar governing documents.

“Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or other legal entity of any kind.

“PAGP” has the meaning set forth in the preamble hereto.

“PAGP LP Agreement” means the Second Amended and Restated Agreement of Limited Partnership of PAGP, dated as of the date hereof, and as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Property” means all assets, real or intangible, that the Company may own or otherwise have an interest in from time to time.

“Qualifying Interest Holder” means a Person holding a 10% or greater Qualifying Interest (as such term is defined in the Holdings GP LLC Agreement).

“Significant Subsidiary” means any “Significant Subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the Commission, as the same may be amended) of any member of the Company Group.

“Sole Member” means PAGP, its successors or assigns, in each case, in its capacity as the sole member of the Company.

“Special Approval” has the meaning set forth in the MLP Partnership Agreement.

“Subsidiary” means, with respect to a Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of either (x) the partnership or other similar ownership interest thereof or (y) the stock or equity interest of such partnership, association or other business entity’s general partner, managing member or other similar controlling Person, is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of that Person or a combination thereof.

ARTICLE 2
GENERAL

2.1                               Formation.  The name of the Company is Plains All American GP LLC.  The rights and liabilities of the Sole Member shall be as provided in the Act for members except as provided herein.  To the extent that the rights or obligations of the Sole Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, to the extent permitted by the Act, this Agreement shall control.

2.2                               Principal Office.  The principal office of the Company shall be located at 333 Clay Street, Suite 1600, Houston, Texas 77002 or at such other place(s) as the Sole Member may determine from time to time.

2.3                               Registered Office and Registered Agent.  The location of the registered office and the name of the registered agent of the Company in the State of Delaware shall be as stated in the Certificate or as determined from time to time by the Sole Member.

2.4                               Purpose of the Company.  The Company’s purposes, and the nature of the business to be conducted and promoted by the Company, are (a) to act as the general partner and a limited partner of AAP in accordance with the terms of the AAP Partnership Agreement and (b) to engage in any and all activities necessary, advisable, convenient or incidental to the foregoing.

2.5                               Date of Dissolution.  The Company shall have perpetual existence unless the Company is dissolved pursuant to Article 7 hereof.  The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate in the manner required by the Act.

2.6                               Qualification.  The President and Chief Executive Officer, any Vice President, the Secretary and any Assistant Secretary of the Company is hereby authorized to qualify the Company to do business as a foreign limited liability company in any jurisdiction in which the Company may wish to conduct business and each is hereby designated as an authorized person, within the meaning of the Act (or as a “manager” for such limited purposes only, if signature of a manager is required under relevant state regulations), to execute, deliver and file any amendments or restatements of the Certificate and any other certificates and any amendments or restatements thereof necessary for the Company to so qualify to do business in any such state or territory.

2.7                               Sole Member.

(a)                                 Powers of Sole Member.  The Sole Member shall have the power to exercise any and all rights or powers granted to the Sole Member pursuant to the express terms of this Agreement.

(b)                                 Resignation.  The Sole Member may not withdraw from the Company prior to the dissolution and winding up of the Company.  The Sole Member will cease to be the Sole Member only upon:  (i) the transfer of all of the Sole Member’s Membership Interest and the transferee’s admission as a substitute Sole Member, or (ii) completion of dissolution and winding up of the Company.

(c)                                  Ownership.  The Membership Interest shall correspond to a “limited liability company interest” as is provided in the Act.  The Company shall be the owner of the Property.  The Sole Member shall not have any ownership interest or right in the Property, including Property conveyed by the Sole Member to the Company, except indirectly by virtue of the Sole Member’s ownership of the Membership Interest.

2.8                               Reliance by Third Parties.  Persons dealing with the Company shall be entitled to rely conclusively upon the power and authority of an Officer.

ARTICLE 3
CAPITALIZATION OF THE COMPANY

3.1                               Capital Contributions.  The Sole Member shall not be required to make any capital contributions to the capital of the Company.

3.2                               Loans.

(a)                                 The Sole Member shall not be obligated to loan funds to the Company.  Loans by the Sole Member to the Company shall not be considered capital contributions.  The amount of any such loan shall be a debt of the Company owed to the Sole Member in accordance with the terms and conditions upon which such loan is made.

(b)                                 The Sole Member may (but shall not be obligated to) guarantee a loan made to the Company.  If the Sole Member guarantees a loan made to the Company and is required to make payment pursuant to such guarantee to the maker of the loan, then the amounts so paid to the maker of the loan shall be treated as a loan by the Sole Member to the Company and not as a capital contribution.

ARTICLE 4
DISTRIBUTIONS

4.1                               Distributions.  The Sole Member shall have sole discretion to determine the timing of any distribution and the aggregate amounts available for such distribution.  Any distribution declared by the Sole Member shall be paid by the Company to the Sole Member.

4.2                               Limitation on Distributions.  Notwithstanding any provision of this Agreement to the contrary, no distribution hereunder shall be permitted if such distribution would violate Section 18-607 of the Act or other applicable law.

ARTICLE 5
MANAGEMENT AND CONTROL

5.1                               Authority.  Except for those matters expressly delegated to the Conflicts Committee by the Sole Member pursuant to Section 5.2, the management of the Company shall be exclusively vested in the Sole Member, and the powers of the Company shall be exercised under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Sole Member.

5.2                               Conflicts Committee.

(a)                                 The Sole Member may from time to time establish a Conflicts Committee of the Company, which shall consist of at least two members (each, a “Conflicts Committee Member”).  The Sole Member may, in its sole discretion, remove any Conflicts Committee Member at any time, with or without cause.  Each Conflicts Committee Member shall hold office until his or her successor is appointed or until his or her earlier death, resignation or removal.

(b)                                 The Conflicts Committee shall be responsible for (i) considering any matters regarding the business and affairs of the MLP referred or delegated to the Conflicts Committee by the Sole Member, in its sole discretion, which may include any matter for which the Sole Member seeks Special Approval, and (ii) performing such other functions as the Sole Member may assign from time to time.  While serving on the Conflicts Committee, each Conflicts Committee Member shall abstain from all decision-making activities of the Holdings GP Board with respect to matters being considered by, or that have been assigned to, the Conflicts Committee.

5.3                               Compensation of Conflicts Committee Members.  Each Conflicts Committee Member shall be entitled to reimbursement from the Company for all reasonable direct out-of-pocket expenses incurred by such Conflicts Committee Member in connection with attending Conflicts Committee meetings and such compensation as may be approved by the Sole Member.

5.4                               Conflicts Committee Members as Agents.  No Conflicts Committee Member, in such capacity, acting singly or with any other Conflicts Committee Member, shall have any authority or right to act on behalf of or bind the Company other than by exercising the Conflicts Committee Member’s voting power as a member of the Conflicts Committee, unless specifically authorized by the Sole Member in each instance.

5.5                               Officers; Agents.  The Sole Member shall have the power to appoint any Person or Persons as the Company’s officers (the “Officers”) to act for the Company and to delegate to such Officers such of the powers as are granted to the Sole Member hereunder.  Any decision or act of an Officer within the scope of the Officer’s designated or delegated authority shall control and shall bind the Company (and any business entity for which the Company exercises direct or indirect executory authority).  The Officers may have such titles as the Sole Member shall deem appropriate, which may include (but need not be limited to) President, Chief Executive Officer, Executive Vice President, Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer, Controller or Secretary.  The Officers as of the date hereof shall continue in office in accordance with the terms hereof.  Unless the authority of an Officer is limited by the Sole

Member, any Officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority.  The Officers shall hold office until their respective successors are chosen and qualify or until their earlier death, resignation or removal.  Any Officer elected or appointed by the Sole Member may be removed at any time, with or without cause, by the Sole Member in its sole discretion.  Any vacancy occurring in any office of the Company shall be filled by the Sole Member.

ARTICLE 6
LIABILITY AND INDEMNIFICATION

6.1                               Limitation on Liability of the Sole Member, Conflicts Committee Members and Officers.

(a)                                 Subject to, and as limited by, the provisions of this Agreement, the Sole Member and the Conflicts Committee Members, in the performance of their duties as such, shall not, to the maximum extent permitted by the Act or other applicable law, owe any duties (including fiduciary duties) as a member or Conflicts Committee Member of the Company, notwithstanding anything to the contrary in existing law, in equity or otherwise; provided, however, that for the avoidance of doubt nothing set forth herein shall be deemed to limit the obligations of the “General Partner” under the MLP Partnership Agreement.  Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company or the Sole Member, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee in connection with the conduct of the business or affairs of the Company unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.  Except as required by the Act, the Company’s debts, obligations, and liabilities, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Indemnitee shall be personally responsible for any such debt, obligation or liability of the Company solely by reason of being an Indemnitee.  The provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of any Indemnitee otherwise existing at law or in equity, are agreed by the Sole Member to replace such duties and liabilities of such Indemnitee.  To the fullest extent permitted by law, in connection with any action or inaction of, or determination made by, any Indemnitee with respect to any matter relating to the Company, it shall be presumed that the Indemnitee acted in a manner that satisfied the contractual standards set forth in this Agreement, and in any proceeding brought by or on behalf of the Sole Member challenging any such action or inaction of, or determination made by, any Indemnitee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption.

(b)                                 Any Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(c)                                  No amendment, modification or repeal of this Section 6.1 or any provision hereof shall in any manner terminate, reduce or impair the waiver or limitation on liability with respect to any past, present or future Indemnitee under and in accordance with the provisions of this Section 6.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or-in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

6.2                               Indemnification.

(a)                                 Notwithstanding anything to the contrary set forth in this Agreement and except as required by the Act, to the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, the Company shall indemnify and hold harmless the Indemnitees (when not acting in violation of this Agreement or applicable law) from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of his, her or its status as an Indemnitee, if such Indemnitee acted in good faith and in a manner he or she subjectively believed to be in, or not opposed to, the interests of the Company and with respect to any criminal proceeding, had no reason to believe his, her or its conduct was unlawful.

(b)                                 Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to Section 6.2(a) shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amounts if it is ultimately determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.2.

(c)                                  The indemnification provided by this Section 6.2 shall be in addition to any other rights to which an Indemnitee may be entitled pursuant to any approval of the Sole Member, as a matter of law or equity, or otherwise, and shall continue as to an Indemnitee who has ceased to hold the status with respect to which it was an Indemnitee and shall inure to the benefit of the heirs, successors, assigns, and administrators of such Indemnitee.

(d)                                 The Company may purchase and maintain directors and officers insurance or similar coverage for its Conflicts Committee Members and Officers in such amounts and with such deductibles or self-insured retentions as determined by the Sole Member.

(e)                                  Any indemnification hereunder shall be satisfied only out of the assets of the Company, and the Sole Member shall not be subject to personal liability by reason of the indemnification provisions under this Section 6.2.

(f)                                   An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.2 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this

Agreement and all material facts relating to such Indemnitee’s interest were adequately disclosed to the Sole Member at the time the transaction was consummated.

(g)                                  Subject to Section 6.2(c), the provisions of this Section 6.2 are for the benefit of the Indemnitees and the heirs, successors, assigns and administrators of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Persons.

(h)                                 No amendment, modification or repeal of this Section 6.2 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company or any Affiliate of the Company, nor the obligations of the Company or such Affiliate to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE 7
DISSOLUTION

7.1                               Dissolution.  The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Sole Member may elect.

ARTICLE 8
MISCELLANEOUS

8.1                               Waiver of Default.  No consent or waiver, express or implied, by the Company or the Sole Member with respect to any breach or default by the Company or the Sole Member hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by any party of the same provision or any other provision of this Agreement.  Failure on the part of the Company or the Sole Member to complain of any act or failure to act of the Company or the Sole Member or to declare such party in default shall not be deemed or constitute a waiver by the Company or the Sole Member of any rights hereunder.

8.2                               Amendment.

(a)                                 Except as otherwise expressly provided elsewhere in this Agreement, this Agreement shall not be altered, modified or changed except by an amendment approved by the Sole Member, acting through the Holdings GP Board.

(b)                                 The Sole Member shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any amendment to this Agreement.

(c)                                  Any modification or amendment to this Agreement or the Certificate made in accordance with this Section 8.2 shall be binding on the Sole Member.

8.3                               No Third Party Rights.  Except as provided in Section 8.2 and Article 6, none of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including creditors of the Company.

8.4                               Severability.  In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

8.5                               Nature of Interest in the Company.  The Sole Member’s Membership Interest shall be personal property for all purposes.

8.6                               Binding Agreement.  The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

8.7                               Headings.  The headings of the sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

8.8                               Word Meanings.  The words “herein”, “hereinafter”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The singular shall include the plural, and vice versa, unless the context otherwise requires.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  When verbs are used as nouns, the nouns correspond to such verbs and vice versa.  Pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender.

8.9                               Counterparts.  This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

8.10                        Entire Agreement.  This Agreement contains the entire agreement between the parties hereto and thereto and supersedes all prior writings or agreements with respect to the subject matter hereof.

8.11                        Governing Law; Consent to Jurisdiction and Venue.  This Agreement shall be construed according to and governed by the laws of the State of Delaware without regard to principles of conflict of laws.  The parties hereby submit to the exclusive jurisdiction and venue of the state courts of Harris County, Texas or to the Court of Chancery of the State of Delaware and the United States District Court for the Southern District of Texas and of the United States District Court for the District of Delaware, as the case may be, and agree that the Company or the Sole Member may, at their option, enforce their rights hereunder in such courts.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Sole Member has caused this Agreement to be duly executed as of the date first written above.

PLAINS GP HOLDINGS, L.P.

By:	PAA GP Holdings LLC, its general partner

By:	/s/ Richard McGee
	Name:	Richard McGee
	Title:	Executive Vice President,
General Counsel and Secretary

Signature Page to Seventh Amended and Restated
Limited Liability Company Agreement